July 31, 1998


Shareholders and Board of Directors
American Resources and Development Company
Salt Lake City, Utah


We hereby consent to the incorporation of our audit report dated July 13, 1998 by reference in the Form 10-KSB of American Resources and Development Company.



Jones, Jensen & Company
Salt Lake City, Utah